EXHIBIT 4.1

August 06, 2021

Tan Tran

AND

Vemanti Group, Inc.

LOAN AGREEMENT

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LOAN AGREEMENT

This Loan Agreement (“Agreement”) is made and executed on 12 August 2021 by and between:

1.	Tan Tran, an individual and a resident of Irvine, CA, USA (hereinafter referred to as “Lender”); and

2.

Vemanti Group, Inc, a company duly established and existing under the laws of the State of Nevada with the company registration number NV20141233800, having its registered address at 7545 Irvine Center Dr., Ste. 200, Irvine, CA 92618, USA (hereinafter referred to as “Borrower”);

each of the above referred to as a “Party” and collectively as the “Parties”.

RECITALS:

A.

The Lender agrees to provide the Loan (as defined below) to support the Project (as defined below) and the Borrower accepts the Loan from the Lender and agrees to use it to solely for the purposes of supporting the Project.

B.	The Parties have agreed to enter into this Agreement to set out the terms regarding the Loan.

IT IS AGREED as follows:

1	DEFINITION AND INTERPRETATION

1.1	In this Agreement, the following expressions shall have the following meanings:

“Agreement”	means this document including the attachments hereto;
“Borrower”	means Vemanti Group, Inc., as specified in the preamble of this Agreement;
“Business Day”	means any day other than Saturday, Sunday or any national holiday in the US;
“Confidential Information”	has the meaning given to that term in Article 7.1 of this Agreement;
“Vemanti Digital”	means the trade name of the Borrower’s wholly-owned subsidiary, Vemanti Digital, Ltd, in the British Virgin Islands;
“Defaulting Party”	has the meaning given to that term in Article 9.3 of this Agreement;
“Drawdown Notification”	has the meaning given to that term in Article 3.3 of this Agreement;
“Drawdown Procedure”	has the meaning given to that term in Article 3.4 of this Agreement;

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“Effective Date”	has the meaning given to that term in Article 2 of this Agreement;
“Event of Default”	has the meaning given to that term in Article 9.1 of this Agreement;
“Interest”	has the meaning given to that term in Article 4.1 of this Agreement;
“Lender”	means Tan Tran as specified in the preamble of this Agreement;
“Loan”

means the aggregate of all amounts disbursed to the Borrower under this Agreement, minus the aggregate amount of repayments of principal made by the Borrower to the Lender in accordance with the terms of this Agreement;

“Non-Defaulting Party”	has the meaning given to that term in Article 9.3 of this Agreement;
“Notice”	has the meaning given to that term in Article 8.1 of this Agreement;
“Outstanding Amount”	means the Loan together with any Interest, fees, costs and charges being payable by the Borrower to the Lender in the manner as set out under Article 5 of this Agreement;
“Period”	has the meaning given to that term in Article 2 of this Agreement;
“Principal Amount”	means the sum in the amount of up to USD 125,000.00 (One Hundred Twenty Five Thousand United States Dollar) disbursed by the Lender to the Borrower to be used by the Borrower solely for the Project;
“Project”	means the business development of blockchain-based products and services to be carried out by Vemanti Digital;
“Remedial Period”	has the meaning given to that term in Article 9.3 of this Agreement;
“Tax” or “Taxation”

includes all forms of taxation, estate duties, deductions, withholdings, duties, imposts, levies, fees, charges, VAT and rates imposed, levied, collected, withheld or assessed by any local, municipal, regional, provincial, urban, governmental, state, national or other body in the US or elsewhere and any interest, additional taxation, penalty, surcharge or fine in connection therewith;

“USD”	means United States Dollar, the lawful currency of the United States of America and its territories .

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1.2	In this Agreement:

1.2.1

reference to any gender includes all genders, references to the singular include the plural (and vice versa), and references to persons or parties include bodies corporate, unincorporated associations and partnerships (whether or not any of the same have a separate legal personality);

1.2.2	reference to a statutory provision includes reference to:

1.2.2.1	any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made);

1.2.2.2	any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement;

1.2.3	reference to a clause or schedule is to a clause of, or schedule to, this Agreement, and reference to a paragraph is to a paragraph of a schedule to this Agreement;

1.2.4	reference to the Parties to this Agreement includes their respective successors, permitted assigns and personal representatives;

1.2.5	the contents list, headings, and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this Agreement; and

1.2.6

any phrase introduced by the terms “including”, “include”, “in particular” or any other similar expression shall be construed as illustrative and shall not limit the sense of the words preceding these terms.

2	EFFECTIVENESS OF THIS AGREEMENT

The Agreement and the provisions hereof shall take effect and be in force on the signing date of this Agreement as indicated in the preamble of this Agreement (“Effective Date”) until twelve (12) months (“Period”) has elapsed from the said signing date, unless otherwise terminated in accordance to Article 10 of this Agreement

3	LOAN

3.1	Subject to the terms and conditions of this Agreement, the Lender agrees to make available to the Borrower and the Borrower agrees to accept the Principal Amount.

3.2	The Parties agreed that the Principal Amount shall be used by the Borrower solely for the purposes of supporting the Project.

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3.3

The Borrower may drawdown an amount of the Principal Amount on one or more occasions during the Period by giving a written notification to the Lender (“Drawdown Notification”) in the form of utilisation request as provided in Appendix 2 of this Agreement prior to the Drawdown Procedure or upon the execution of this Agreement.

3.4	The Lender shall advance the funds to the Borrower under the following manners (“Drawdown Procedure”):

3.4.1	Referring to Article 3.3, the Borrower shall send the Drawdown Notification to the Lender in the form of utilisation request as provided in Appendix 2 of this Agreement.

3.4.2

5 (five) Business Days upon the sending of the Drawdown Notification, the Lender shall send the approval or dismissal to the Borrower in the written form. For the avoidance of doubt, any dismissal of the Drawdown Notification by the Lender shall be followed by the reason of the dismissal.

3.4.3

Within 5 (five) Business Days upon the execution of this Agreement or approval of the Lender on the Drawdown Notification, the requested amount shall be transferred as the case may be to the bank account of the Borrower which detail is provided under the Appendix 1 of this Agreement;

3.4.4	referring to Article 3.4.1, the proof of transfer shall be provided to the Lender by any written notification to the Borrower.

4	INTEREST

4.1	The Borrower and the Lender agree to an interest rate of 1% (one percent) per annum, based upon the 30/360 convent, which shall apply to the outstanding amount of the Loan (“Interest”).

4.2

The Interest shall be deemed to start accruing from the first drawdown of the Loan by the Lender to the Borrower which will be paid annually by the Borrower, on the date the monies is present in the Borrower’s nominated bank account and shall cease on the day of the Loan repayment in full in accordance with the terms of this Agreement.

5	REPAYMENT

5.1	The Principal Amount will be repaid in full on the final date of the Period, which will be 12 months from the signing of this Agreement.

5.2

The accrued interest shall be paid along with the Principal Amount by the Borrower to the Lender on the final date of the Period (12 months from the signing of this Agreement and as indicated above), which calculation is provided under Appendix 3 of this Agreement and will be updated from time to time as drawdowns take place in which any alteration will be agreed by the Parties.

5.3	In the event of any delay in repayment of any Outstanding Amount, the penalty of 0.01% (zero point one per cent) rate of the Outstanding Amount shall apply and accrue per month.

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5.4

All payments shall be made by the Borrower hereunder shall be paid in full without deduction of Tax and any kind of other payments and shall be paid in USD by telex transfer to such bank or other bank account as the Lender shall from time to time designate in writing. The Outstanding Amount shall be deemed to be repaid by the Borrower to the Lender on the day the funds in full amount are credited into the Lender’s bank account.

5.5	Each party shall be liable for their own Taxes, levies and duties or otherwise in connection with the performance and implementation of this Agreement, pursuant to the applicable tax regulations.

6	REPRESENTATION AND WARRANTIES

6.1	Each Party represent and warrant that each Party:

	a.	is a company duly incorporated and validly existing in all respects under their respective laws and jurisdiction;

	b.	has no litigation, insolvency, administrative or arbitration proceeding is taking place, pending or threatened against it or against any of its assets;

	c.	is not insolvent or in liquidation and no resolution has been passed or proposed, and no proceedings have been brought or threatened against it, for the purpose of liquidating it;

	d.	is not subject to any bankruptcy petition.

7	CONFIDENTIALITY

7.1	Each Party shall:

	a.	keep confidential the existence and contents of this Agreement and all information created or exchanged in relation to this Agreement and its negotiation confidential (“Confidential Information”);

	b.	not use any Confidential Information in any manner which may cause or be calculated to cause loss to the other Party; or

	c.	not make any public announcement or issue any press release regarding the contents of this Agreement or matters contemplated by it.

7.2	Each Party must use its reasonable endeavours to ensure that it and none of its auditors, officers, employees, advisors or agents:

	a.	disclose any Confidential Information;

	b.	use any Confidential Information in any manner which may cause or be calculated to cause loss to the other Party; or

	c.	make any public announcement or issue any press release regarding the contents of this Agreement or matters contemplated by it.

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7.3

In the case of the public announcement and press release only, to the extent possible, a Party must consult with the other Party before making the disclosure and use reasonable endeavours to agree on the form and content of the disclosure. A Party may not make any public announcement or issue any press release regarding the contents of this Agreement without other Party’s written approval.

8	NOTICES

8.1	A notice or other communication connected with this Agreement (“Notice”) has no legal effect unless it is in writing.

8.2

In addition to any other method of service provided by law, a Notice may be: (i) sent by email to the email address below, or (ii) hand delivered or by registered post delivered at the address for service of the addressee.

8.3	The email addresses and addresses of the Parties for the purpose of Notices shall be:

TAN TRAN:

Address	: 7545 Irvine Center Dr., Ste. 200, Irvine, CA 92618

E-mail	: tan.tran@vemanti.com

Phone	: +1.949.559.7200

VEMANTI GROUP, INC:

Address	: 7545 Irvine Center Dr., Ste. 200, Irvine, CA 92618

E-mail	: legal@vemanti.com

Phone	: +1.949.559.7200

8.4	Any Notice so given shall be deemed to have been given:

	a.	if delivered by email, upon the message is transmitted.

	b.	if delivered by hand or registered post before 5:00 pm on a Business Day at the place of delivery, upon delivery, and otherwise on the next Business Day at the place of delivery.

8.5	A Party may change its email address, address for service or facsimile number by giving Notice of such change to the other Party.

9	EVENTS OF DEFAULT

9.1	Upon the occurrence of any of the following events (each of such events being hereinafter individually referred to as an “Event of Default”):

	a.	in the case of the Borrower, the Borrower fails to perform any of its obligation under this Agreement or the taking of any action by the Borrower that in Lender’s reasonable opinion materially jeopardize or infringes upon Lender’s rights under this Agreement;

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	b.	in the case of Borrower, the Borrower submitted to the Lender unreliable or misleading information about its financial standing and/or accountancy data of the Borrower;

c.

in the case of the Lender, the Lender fails to perform any of its obligation under this Agreement or the taking of any action by the Lender that in Borrower’s reasonable opinion materially jeopardize or infringes upon Borrower’s rights under this Agreement;

d.

any agreement or statement made or agreed has been made under this Agreement, instrument or other document between the Borrower and the Lender has been proved to be false or misleading when created or has been made;

e.

in the case of the Borrower, the Borrower commits an act of bankruptcy, or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is instituted by or against it and, if instituted, is consented to or acquiesced in by it or remains undismissed for more than thirty (30) days;

f.

In the case of the Borrower, the Borrower does not notify the Lender within 7 (seven) Business Days at the latest of the events influencing the performance of the terms of this Agreement by the Borrower.

9.2

in the Event of Default specified in Paragraph a, b, c, d, and f of Article 9.1 above the Lender shall be entitled by notice in writing to the Borrower to declare that the Principal Amount and any accrued interest in which calculation based on the Article 5.1 of the Agreement is immediately due and payable without further written demand or notice of any kind and Lender shall be entitled to take whatever action it deems necessary pursuant to this Agreement, in accordance with applicable laws and regulations, to secure the repayment of the Outstanding Amount.

9.3

In the event that one of the Parties is unable to fulfill its obligations and the Event of Default has been occurred (“Defaulting Party”), the other Party (“Non-Defaulting Party”) may allow the period for 14 (fourteen) days to allow the Defaulting Party to rectify the situation or exercise its obligations (“Remedial Period”) by giving the written notice to the Defaulting Party in regard to the approval of Remedial Period.

9.4

Upon the Remedial Period, if the written notice as stipulated under Article 9.3 of this Agreement has been sent and the Defaulting Party is unable to rectify the situation or exercise its obligations, the Non-Defaulting Party is entitled to terminate this Agreement unilaterally.

9.5	Setting aside Events of Default by a Party does not imply a waiver of any other default unless expressly set forth in the waiver.

10	TERMINATION

10.1	This Agreement shall terminate, upon written notice from the Borrower or the Lender, whichever may be the case, in the event that:

	a.	upon the Borrower having repaid to the Lender the full Principal Amount including any accrued interest in which calculation based on the Article 5.1 of the Agreement;

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	b.	upon any occurrence of any Events of Default which default is unable to be remedied within the Remedial Period;

	c.	upon any occurrence of any Events of Default if a Non-Defaulting Party does not grant Remedial Period to a Defaulting Party.

10.2

This Agreement may be terminated earlier, other than the procedures as stipulated or caused by the event under Article 9, with a 90 (ninety) calendar days’ written notice from a Party to another Party provided that the rights and obligations of each Party under this Agreement has been fulfilled.

10.3	For the avoidance of doubt, the consequence termination under Article 10.1 and 10.2 shall be the payment from the Borrower to the Lender as follows:

	a.	the Principal Amount; and

	b.	the Interest in which the calculation shall be in accordance with Article 4 of this Agreement.

10.4

Without prejudice to any other rights that may be provided under the law, in the event that this Agreement is terminated, outstanding repayment of Principal Amount, accrued Interest and penalty (if any) shall remain until such amount have been repaid.

11	APPLICABLE LAW AND JURISDICTION

11.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California.

11.2	The Parties shall initially attempt to settle all disputes pertaining to this Agreement, amicably and with due respect to one to another through good faith negotiation.

11.3

If a dispute arises in connection with this Agreement and is not resolved within 30 (thirty) Business Days after one Party to the other Party notifies it, then either Party may submit the dispute to arbitration in California (“Arbitration”).

11.4	With respect to the Arbitration the Parties agree that:

	a.	any arbitration hearings pursuant to this Agreement shall take place at a mutually convenient location within Orange County, California.

b.

the Arbitration will be conducted with the Arbitration Rules of the American Arbitration Association (“AAA”) for the time being in force, which rules are deemed to be incorporated by reference into this article;

c.

the Arbitration panel will consist of three arbitrators, one chosen by the complainant, one chosen by the respondent and a chairperson to be appointed by AAA. In the event that either party fails to appoint an arbitrator, then AAA shall make such appointment;

	d.	the nomination of arbitrators shall be conducted with due observance of the prevailing AAA rules;

	e.	the award of the arbitration panel is final and binding upon them;

	f.	the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards applies to awards made under this Agreement;

	g.	the award must include an order for payment of costs;

	h.	the arbitration tribunal will decide the matter as expeditiously as possible, however no time limits will be imposed;

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i.

pending the submission to arbitration and until the arbitration tribunal issues its decision, each Party must, except in the event of expiration, termination or failure by the other Party to obey or comply with a specific order or decision of the arbitration tribunal, continue to perform all its obligation under this Agreement without prejudice to a final adjustment in accordance with the award.

12	GENERAL

12.1	Every amendment or variation of this Agreement shall not be applicable unless made in written and signed by the parties.

12.2

If one of the provisions in this Agreement could not be executed, not in accordance to the law and not legal, hence that matters shall be separated and the other provision in this Agreement shall be applicable.

12.3	The Borrower and Lender are prohibited to transfer, assign or make a deal with this Agreement without prior written consent from the other Party.

12.4

Failure or delay of one of the Party to execute the authority or rights shall not apply as setting aside of the authority or that particular rights. Execution of authority or rights shall not prevent the execution of authority or rights in the future or execution of other authority or rights. This waiver is not effective unless made in written. Setting aside the authority or rights shall be effective only for certain purpose which that matters relates and for certain purpose in which it is provided

12.5	Unless stipulated in this Agreement, each Party shall pay its own costs and expenses arising from the negotiation, preparation and signing of this Agreement.

12.6	This Agreement contains the full agreement and understanding between the parties regarding any matters related to the subject of this Agreement from the date of the signing of this agreement.

12.7	This Agreement shall be sign in several copies. Each copy is original however all copies are unity and constitutes the same Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first mentioned above.

Borrower	Lender
VEMANTI GROUP, INC.	TAN TRAN

Name: Tan Tran Title: CEO	Name: Tan Tran Title: N/A

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APPENDIX 1

DRAWDOWN NOTIFICATION

Dear Sirs,

From	: Vemanti Group, Inc.

To	: Tan Tran

Dated	: August 06, 2021

RE: The Agreement dated August 06, 2021

1.	We refer to the Article 3.3 of the Agreement in which this letter shall be constituted as the Utilization Request of the Principal Amount of from the Lender to Borrower.

2.	Terms used in this Drawdown Notification shall have the same meaning as that given under the Agreement unless stated otherwise in this letter.

3.	The Lender agrees to make available to the Borrower and the Borrower agrees to accept the Principal Amount on the following terms:

a.	Proposed Utilization Date	: August 06, 2021

b.	Amount of the Loan	: USD 125,000

4.	The Principal Amount shall be transferred from the Lender to the Borrower approximately within 5 (five) Business Days upon the execution of this Drawdown Notification.

5.	This Drawdown Notification is irrevocable.

Yours faithfully,

Borrower

VEMANTI GROUP, INC.

Tan Tran

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APPENDIX 2

CALCULATION OF THE REPAYMENT

Referring to Article 5 of this Agreement, the calculation of the monthly repayment is based on the following formula:

USD 125,000.00 x (1% p.a) x 1 year = USD 1,250.00

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